["****" indicates material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                                                   EXHIBIT 10.23

                                                                  EXECUTION COPY

                              SETTLEMENT AGREEMENT
                              --------------------

     This Agreement is effective as of July 1, 1997 by and between Bayer Corporation, an Indiana corporation ("Bayer"), and V.I. Technologies, Inc., a
                                      -----
Delaware corporation ("Vitex").
                       -----

     WHEREAS, Vitex and Bayer entered into a First Amended and Restated Agreement for Custom Processing dated January 24, 1996 (the "Custom Processing
                                                             -----------------
Agreement"), pursuant to which Bayer agreed to supply plasma to Vitex and Vitex
---------
agreed to custom fractionate that plasma in accordance with the terms and conditions of the Custom Processing Agreement;

     WHEREAS, Bayer has claimed Vitex has an obligation to Bayer and whereas Bayer has determined such obligation arises from that certain potential Catastrophic Loss (as such term is defined in the Custom Processing Agreement), relative to approximately 43,520 liters of plasma (pools 9630 through 9634) supplied by Bayer (the "Plasma") which Vitex has informed Bayer have been
                        ------
exposed to ethylene glycol during Vitex's fractionation process;

     WHEREAS, there are certain sums due and payable to Bayer from Vitex pursuant to Section 6.4(b) and the other applicable provisions of the Custom Processing Agreement and Vitex has agreed to a schedule for the repayment to Bayer of such obligations upon the terms, covenants and conditions hereinafter set forth;

     WHEREAS, Vitex and Bayer have been fully, separately and independently advised of their respective legal rights, remedies, privileges and obligations arising out of the Custom Processing Agreement by counsel of their selection, and each having, in addition thereto, made independent inquiry and investigation with respect to the same; and

     WHEREAS, each party warrants and represents to the other that such party fully understands all the terms, covenants, conditions, provisions and obligations incumbent upon that party by virtue of this Settlement Agreement to be performed or contemplated by it hereunder, and believes the same to be fair, just, reasonable and in its best interest;

     NOW THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Vitex and Bayer agree as follows:

     1.  Payment; Insurance Proceeds.
         ---------------------------

     (a) Payment.  The parties hereto agree that Vitex will pay, or cause to be
         -------
paid, (i) the aggregate amount of $4,100,000 (the "Aggregate Amount") to Bayer
                                                   ----------------
or its designee in twenty-four (24) equal monthly installments commencing on July 1, 1997 and ending on June 30, 1999, and (ii) in addition to payments of the Aggregate Amount, interest on the unpaid balance of the Aggregate Amount accruing from the date hereof calculate at a rate per annum equal to the sum of
(x) the United States prime rate (as such rate is posted in the Wall Street

                                                                  EXECUTION COPY

Journal on the date of any such payment), plus (y) (A) 2% per annum for all periods before July 1, 1998 and (B) 3% per annum for all periods on or after July 1, 1998. Payments to be made under this Settlement Agreement shall be credited against future processing charges in accordance with Section 5.4 of the Custom Processing Agreement and in accordance with Exhibit A, attached hereto; provided, however, that, if for any reason, there are insufficient processing charges owed by Bayer to Vitex against which to credit payments under this Settlement Agreement for any given month then such payments shall be made on the final day of such monthly period by wire transfer of immediately available funds to the account specified below (or as otherwise directed by Bayer):

     Mellon Bank
     Pittsburgh, Pennsylvania
     ABA #043 000 261

     For credit to the account of
     Bayer Corporation
     Account #116-3910

If the date of any payment to be made hereunder falls on a legal holiday in the State of New York, payment shall be made on the next succeeding day which is not a legal holiday. Other than as provided for in this Section 1 or in some future agreement between the parties, Bayer acknowledges and agrees that no other compensation or payment is owed, or will be owed, to it by Vitex or its affiliates for forgoing any rights or fulfilling any obligations under the Custom Processing Agreement; provided however that the Custom Processing Agreement will continue and remain valid and binding obligations of the parties as set our in Section 2.

     (b) Insurance Proceeds.  If Vitex receives any payments pursuant to its
         ------------------
policies of insurance covering the Catastrophic Loss of the Plasma, it will immediately notify Bayer of the amount of such insurance proceeds and shall immediately pay such monies to Bayer in the manner provided in Section 1(a) hereof; provided, that Vitex shall be entitled to retain any excess insurance proceeds after payment in full to Bayer of the entire unpaid balance of the Aggregate Amount together with all interest to the date of such payment calculated in accordance with Section 1(a) hereof. The amount of any such monies paid to Bayer shall reduce the unpaid balance of the Aggregate Amount resulting in a pro rata reduction in the remaining monthly installment payments.

     (c) Prepayments.  Vitex shall have the right to prepay all or any portion
         -----------
of the unpaid balance of the Aggregate Amount, together with all interest to the date of such payment calculated in accordance with Section 1(a) hereof, without premium or penalty. If Vitex makes a partial payment pursuant to this Section 1(c), then subsequent payments shall be made in the same manner that subsequent payments are to be made pursuant to the last sentence of Section 1(b) hereof.

     2.  Continuation of the Custom Processing Agreement.  Except as expressly
         -----------------------------------------------
modified by this Settlement Agreement, the parties hereby confirm and ratify in all respects their

                                                                  EXECUTION COPY

respective rights and obligations under the Custom Processing Agreement. Notwithstanding any claims of the parties to the contrary, the Custom Processing Agreement is and remains the valid and binding obligations of the parties, is enforceable in accordance with its terms (including all payment terms), has not been modified (except as expressly provided in this Settlement Agreement) and is in full force and effect and shall remain in full force and effect unless and until an agreement further modifying the Custom Processing Agreement is executed and delivered by the parties hereto and then only to the extent such an agreement expressly modifies the same.

     3.  Plasma.  Upon execution of this Settlement Agreement, the right, title
         ------
and interest in the Plasma shall pass from Bayer to Vitex; provided, however, that Vitex shall provide Bayer with any proceeds from its sale of the Plasma in the same manner as insurance proceeds are treated pursuant to Section 1(b) hereof.

     4.  Covenant of Vitex. Vitex hereby covenants and warrants that is shall
         -----------------
not sell the Plasma where the intended use of the Plasma (i) is for any use other than for purely diagnostic purposes or (ii) is for therapeutic purposes of any kind. Vitex hereby agrees that it shall require any purchaser of any of the Plasma to agree in writing (i) not to use the Plasma for any use other than for purely diagnostic purposes (including the explicit covenant not to use the Plasma for therapeutic purposes of any kind), and (ii) not to resell the Plasma without requiring similar restrictions from any subsequent purchaser.

     5.  Representations.  Bayer and Vitex each severally represent and warrant
         ---------------
to the other that (i) the execution, delivery and performance of this Settlement Agreement by such entity does not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which such entity is a party or by which it is bound, and (ii) upon the execution and delivery of this Settlement Agreement by the parties hereto, this Settlement Agreement shall be the valid and binding obligation of such entity. Each party hereby severally acknowledges and represents that such party has consulted with independent legal counsel regarding its rights and obligations under this Settlement Agreement and that such party fully understands the terms and conditions contained herein.

     6.  Expenses. Except as otherwise specifically provided in this Settlement
         --------
Agreement, each party hereto shall pay its own expenses incident to this Settlement Agreement and the transactions contemplated hereby, including legal fees and disbursements. The provisions of this Section 6 shall survive any termination of this Settlement Agreement.

     7.  Mutual Release.
         --------------

     (a) Each of Bayer and Vitex, on behalf of itself and its attorneys, administrators, successors and assigns, hereby mutually and unconditionally fully releases and forever discharges each and every other party hereto and their respective predecessors, successors, assignees, shareholders, subsidiaries, affiliates, officers, directors, partners, employees, agents and attorneys, past and present, from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies,

                                                                  EXECUTION COPY


debts, costs, expenses, damages, judgments, orders and liabilities of whatever kind or nature, in law or equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist arising from any matter relating to the Custom Processing Agreement, except as otherwise provided for in this Settlement Agreement (collectively, the "Claims").
 ------

     (b) Except as otherwise provided for in this Settlement Agreement, it is the intention of each of Bayer and Vitex in executing this Settlement Agreement that this Settlement Agreement shall be effective as a bar to each and every Claim hereinabove mentioned or implied, and each of Bayer and Vitex hereby knowingly and voluntarily waives any and all Claims. Each of Bayer and Vitex expressly consents that this Settlement Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands, charges and causes of action (notwithstanding any statute that expressly limits the effectiveness of a general release of the unknown, unsuspected and unanticipated claims), if any, as well as those relating to any other claims, demands and causes of action hereinabove mentioned or implied. Each of Bayer and Vitex acknowledges this release and that without such waiver and release, the other parties would not have entered into this Settlement Agreement.

     (c) Each of Bayer and Vitex understands and agrees that this Settlement Agreement is not intended to be and shall not be deemed, construed or treated in any respect as an admission of liability by any person or entity for any purpose.

     (d) Each of Bayer and Vitex further acknowledges that it has entered this Settlement Agreement freely and without coercion.

     8.  Indemnification: Procedure for Claims By Third Parties.
         ------------------------------------------------------

     (a) Indemnification.  Vitex hereby agrees to indemnify Bayer, Bayer's
         ---------------
Affiliates and their respective directors, officers, employees, agents, successors and assigns and hold them harmless against any and all Losses arising from or relating to any breach of any of the representations or warranties made by Vitex in this Settlement Agreement, any breach of the covenants and agreements made by Vitex in this Settlement Agreement and any claims by any governmental agency, corporation or other person or entity against Bayer or Bayer's Affiliates by virtue of the use or sale of the Plasma by Vitex. "Losses"
                                                                         ------
means any and all damages, costs, liabilities, losses, judgments, claims, penalties, fines, expenses or other costs (including attorney's fees). "Affiliate" of Bayer means any corporation or other entity or person
----------
controlling, controlled by or under common control with Bayer, where "control" means either (i) the ownership of 50%+ of the equity interests of any corporation or other entity or person, or (ii) the possession, directly or indirectly, of the power to direct the management and policies of a corporation or other entity or person whether through the ownership of voting securities, contract or otherwise.

                                                                  EXECUTION COPY

     (b) Procedure for Claims by Third Parties.  (i) If Bayer asserts a right of
         -------------------------------------
indemnification provided for under this Settlement Agreement in respect of, arising out of or involving a claim or demand made by any governmental agency, corporation or other person or entity against Bayer (a "Third Party Claim"),
                                                        -----------------
Bayer shall notify Vitex in writing of the Third Party Claim within ten business days after receipt by Bayer of written notice of the Third Party Claim. As part of such notice, Bayer shall furnish Vitex with copies of any pleadings, correspondence or other documents relating thereto that are in Bayer's possession. Bayer's failure to notify Vitex of any such matter within the time frame specified above shall not release Vitex, in whole or in part, from its obligations under this Section 8 except to the extent that Vitex's ability to defend against such claim is actually prejudiced thereby. Vitex agrees (and, at such time as Vitex acknowledges its Liability under this Section 8 with respect to such Third Party Claim and demonstrates to Bayer's sole satisfaction that it can actually pay such Liability, Vitex shall have the sole and exclusive right) to defend against, settle or compromise such Third Party Claim at the expense of Vitex. Bayer shall have the right (but not the obligation) to participate in the defense of such claim through counsel selected by it. If Vitex has not yet acknowledged its Liability under this Section 8 with respect to such Third Party Claim, then Vitex and Bayer shall cooperate in defending against such Third Party Claim at Vitex's expense, and neither party shall have the right, without the other's consent, to settle or compromise any such Third Party Claim. "Liability" means any liability or obligation (whether known or unknown,
 ---------
absolute or contingent, liquidated or unliquidated or due or to become due).

     9.  Specific Performance.  The parties hereto agree that money damages
         --------------------
would be an inadequate remedy for any breach of Section 4 hereof. In the event Vitex breaches or threatens to breach Section 4 hereof, Bayer, its subsidiaries or its successors or assigns may, in addition to other available rights and remedies, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violation of, any of the provisions of this Settlement Agreement (without posting a bond or other security).

     10.  Governing Law, Jurisdiction, Venue and Service of Process.  All issues
          ---------------------------------------------------------
related to this Settlement Agreement shall be governed by the internal laws (and not the laws of conflict) of the State of New York. In connection with any action relating to this Settlement Agreement, Bayer and Vitex hereby irrevocably waive any and all objections of lack of personal jurisdiction over them by any New York state court or any federal court sifting in New York. Bayer and Vitex also irrevocably waive any objection to the laying of venue (based upon forum
                                                                        -----
non conveniens or otherwise) in the New York Supreme Court, New York County or
--- ----------
in the United States District Court for the Southern District of New York. Bayer and Vitex expressly consent to the service of any process by mail at their respective addresses. If Vitex shall fail to appear in the subject action or proceeding or to answer such summons, complaint or other process within thirty
(30) days after the delivery and receipt thereof, Vitex shall be deemed in default in answering or appearing in connection with such action or proceeding and judgment may be entered by Bayer against Vitex for the requested damages and such other relief as may be demanded in any summons, complaint or other process so served.

                                                                  EXECUTION COPY

     11.  Severability.  Whenever possible, each provision of this Settlement
          ------------
Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Settlement Agreement is held to be prohibited by or invalid under applicable law, such provisions will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of, or further limiting the scope of, this Settlement Agreement.

     12.  Entire Agreement.  This Settlement Agreement constitutes the entire
          ----------------
agreement and understanding between the parties hereto with respect to the subject matter contained herein.

     13.  No Strict Construction.  The language used in this Settlement
          ----------------------
Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

     14.  Waiver; Amendment.  This Settlement Agreement may only be amended by
          -----------------
a, writing executed by all parties. No waiver under this Settlement Agreement will be effective against any party unless such waiver is in a writing executed by such party. The failure of a party at any time to enforce its rights under this Settlement Agreement shall not be deemed a waiver of such rights and shall not be construed as having created a custom in any way or manner contrary to the specific provisions of this Settlement Agreement or as having in any way or manner modified this Settlement Agreement. All rights and remedies of any of the parties are cumulative and concurrent and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

     15.  Binding Effect.  This Settlement Agreement shall inure to the benefit
          --------------
of, and shall be binding upon, the respective successors and assigns of the parties hereto. Vitex has no right to assign any of its rights or obligations hereunder without the prior written consent of Bayer.

     16.  Counterparts.  This Settlement Agreement may be executed in
          ------------
counterparts, each of which when so executed and delivered shall be an original and when taken together shall constitute one and the same agreement.

     17.  Headings.  The headings contained in this Settlement Agreement are for
          --------
reference purposes only and shall not affect in any way the meaning or interpretation of this Settlement Agreement or of any term or provision hereof.

     18.  Confidentiality. Bayer and Vitex shall not reveal the terms of this
          ---------------
Settlement Agreement, or distribute a copy of it, to anyone. Notwithstanding the foregoing, (i) the parties may disclose the terms of this Settlement Agreement, or distribute a copy of it, if compelled to do so by a subpoena or court order or as required by law or any administrative authority to which such party is subject and (ii) the parties may disclose the terms of this Settlement Agreement on a confidential basis to their respective directors, officers, employees, attorneys, lenders, insurance carriers and financial consultants. Additionally, the parties may

                                                                  EXECUTION COPY

submit this Settlement Agreement to any court or administrative body in conjunction with any judicial or quasi judicial proceeding to which this Settlement Agreement may be relevant.

                                BAYER CORPORATION


Dated: 7/22/97                  By:  /s/ Jack Ryan
                                   -----------------------------
                                   Name: Jack Ryan
                                   Its: Vice President


STATE OF CALIFORNIA )
COUNTY OF ALAMEDA   )  ss.:

     On this 22nd day of July, 1997, there appeared before me Jack Ryan, personally known to me, who acknowledged that he signed the foregoing Settlement Agreement as his voluntary act and deed on behalf and with full authority of Bayer Corporation.


                                   /s/ Barbara Cantora
                                   -----------------------------
                                   Notary Public


                                   V.I. Technologies, Inc.


Dated:7/25/97                   By:  /s/ Joanne Leonard
                                   -----------------------------
                                   Name: Joanne Leonard
                                   Its: Vice President, CFO

STATE OF NEW YORK )
COUNTY OF SUFFOLK )  ss.:

     On this 25th day of July, 1997, there appeared before me Joanne Leonard, personally known to me, who acknowledged that she signed the foregoing Settlement Agreement as her voluntary act and deed on behalf and with full authority of V.I. Technologies, Inc.


                                   /s/ Laurie J. Nunez
                                   -----------------------------
                                   Notary Public

["****" indicates material omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

                                                                  EXECUTION COPY

                                  Attachment A
                                  ------------

The amount to be paid by VITEX under the Settlement Agreement for the replacement cost of the Bayer Input is $4.1 million (the "Replacement Cost"). As a result of the Catastrophic Loss of the Bayer Input, the Replacement Cost shall be credited against future processing charges effective July 1, 1997 through June 30, 1999 (the "Period") on a pro-rata basis per liters processed as set forth in Section 4 of the Custom Processing Agreement. The following formula shall be used in determining a New Base Processing Fee per liter effective July 1, 1997: Current Base Processing Fee during the Period, less the Replacement Cost divided by liters processed during the Period, *********. Hence, the New Base Processing Fee shall be calculated as follows:

                   Current Base    Replacement       New Base
Period             Processing Fee  Cost Adjustment*  Processing Fee
----------------------------------------------------------------------
7/1/97-12/31/97    ********        ********          ********
1/1/98-12/31/98    ********        ********          ********
1/1/99-06/30/99    ********        ********          ********

---------------------------

*    Replacement Cost divided by ******* liters processed.